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                                                                      EXHIBIT 11
                                                                     PAGE 1 OF 1

                           NATIONAL RECORD MART, INC.

                    CALCULATION OF NET LOSS PER COMMON SHARE
          FOR THE THIRTEEN WEEKS ENDED JUNE 28, 1997 AND JUNE 29, 1996

NET LOSS PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                             Thirteen Weeks Ended
                                          ---------------------------
                                          June 28,           June 29,
                                            1997               1996
                                          --------           --------
Weighted average common
   shares outstanding                     4,844,624          4,871,716

Common Stock Equivalents
   which are dilutive                        *                    *

Treasury stock assumed to
   be repurchased using
   proceeds from options and
   warrants                                  -                    -
                                          ---------        -----------

Weighted average common
   shares and equivalents
   outstanding                            4,844,624          4,871,716
                                          ---------        -----------

Net loss                                  ($907,815)       ($1,275,749)
                                          =========        ===========

Net loss per share                           ($0.19)            ($0.26)
                                          =========        ===========


* Shares not included in calculation as the effects of such shares would be anti-dilutive.


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